Exhibit 10.2

Final General Form

[●], 2024

To:            [Executive Name]

Subject: Participation in the Freshpet, Inc. Key Executive Severance Plan

Dear [First Name]:
Freshpet, Inc. (the “Company”) has implemented the Freshpet, Inc. Key Executive Severance Plan (the “Plan”), a copy of which is attached hereto as Exhibit A, and all capitalized terms used but not defined in this letter agreement (this “Letter Agreement”) shall have the meaning assigned to such terms in the Plan.
In consideration for (i) the Company’s granting you eligibility to participate in the Plan and (ii) the Company’s agreement in this Letter Agreement not to decrease any of the benefits you are eligible to receive under the Plan without your written consent, you hereby agree:
•	you will sign the restrictive covenant agreement (the “RCA”) in the form attached as Exhibit B to this Letter Agreement;
•	you will comply with the terms of the RCA in all respects; and
•
your current [Employment Agreement][/][Offer Letter], dated as of [●] (the “Employment Agreement”), is hereby rescinded and terminated effective immediately, on mutual agreement between you and the Company, with no impact or payments due to you, and you further agree that you waive and forever release any right under the Employment Agreement or any other agreement, plan or policy, including, but not limited to, the Freshpet, Inc. FKA: Professor Connor’s, Inc. Severance Plan, that would entitle you to any severance or other separation or termination compensation or benefits in circumstances that would be a Qualifying Termination or Change in Control Termination under the Plan; provided that you are not waiving any right to such compensation or benefits that you may otherwise be entitled to under any provisions in any individual equity award agreements governing outstanding equity awards.

Subject to your satisfaction of the foregoing and all requirements under the Plan, you will be eligible to participate in the Plan as a [Level 1][/][Level 2][/][Level 3] Executive.  To the extent you are promoted after the date of this Letter Agreement, the impact of your promotion on your participation level will be communicated to you by the Company.
[Notwithstanding anything to the contrary, Section 5.04 (Health Benefits) of the Plan shall be subject to any applicable rules, conditions, and limitations imposed from time to time by the Employer’s insurers and/or benefit providers and shall be applied and administered with such intent.]

Subject to the requirements of the Plan, in the event your employment is terminated under circumstances that constitute a Qualifying Termination or a Change in Control Termination and you become a Participant under the Plan, you will be entitled to the compensation and benefits set forth in Section 5 in the Plan as a [Level 1][/][Level 2][/][Level 3] Executive.
In consideration of your agreements in this Letter Agreement, the Company shall not decrease the benefits you are entitled to under the Plan unless you agree to any such decrease in writing; provided that the Company may, pursuant to the Plan, otherwise amend the Plan in such a manner that will not decrease your benefits under the Plan without your consent.  In the event of a Change in Control, the limitation on the ability to amend or terminate the Plan as set forth in Section 7.02 of the Plan shall apply.  For the avoidance of doubt, the  Employment Agreement shall be canceled and rescinded as set forth herein.
Your participation in the Plan is also subject to your execution of and non-revocation of a Release and your continued compliance with the RCA and any other Restrictive Covenants. You agree that you will forfeit any rights under the Plan if you do not sign a Release, you revoke a Release or you breach the RCA or any other applicable Restrictive Covenants.
Please review the Plan for details about its terms and conditions.  Your continued participation in the Plan and any payment thereunder will be governed by the terms of the Plan and this Letter Agreement.  Your right to participation in the Plan is personal to you and cannot be transferred, assigned, or pledged except under the laws of intestacy.  This Letter Agreement does not interfere in any way with the right of the Company to terminate your employment at any time for any reason, in accordance with applicable law.
[Notwithstanding anything to the contrary in the Plan, your “Cash Severance Amount” for purposes of the table in Section 5.02 shall be two and a half times the Annual Compensation Amount.]
[All amounts and other benefits payable to you or otherwise to be received by you under the Plan are subject to deduction and withholding of all applicable income taxes, PRSI, USC and any other taxes and levies that may be required to be deducted and withheld from time to time under applicable law.  In addition, the payments under the Plan include and will not be supplemented by any other notice, redundancy or other termination payments or reliefs required by applicable law and no other such payments or benefits will be made or provided.]
Please acknowledge your acceptance of participation in the Plan and the terms and conditions by signing this letter below.  You should keep a copy of this Letter Agreement for reference.

Sincerely,

Freshpet, Inc.

By:
Name:
Title:
Date:

I have read the Plan, and I agree to be bound by the terms of the Plan.  I agree that all decisions and determinations of the Committee or the Board with respect to the Plan shall be final and binding.

By:
Name:
Date:

EXHIBIT A
Freshpet, Inc. Key Executive Severance Plan
(attached)

EXHIBIT B
Restrictive Covenant Agreement
(attached)

FRESHPET, INC.
NON-DISCLOSURE, NON-COMPETITION AND NON-SOLICITATION AGREEMENT
This Non-Disclosure, Non-Competition and Non-Solicitation Agreement (this or the “Agreement”), dated [•] 2024, is entered into by and between [•] (“Executive”) and Freshpet, Inc. (the “Company”), a Delaware corporation.
RECITALS
WHEREAS, the Company has developed certain business practices and confidential, proprietary, and trade secret information, including, but not limited to, client lists, contact lists, and certain technology, which has given the Company a competitive advantage in the pet food industry; and
WHEREAS, Executive desires to be and/or remain employed by the Company; and
WHEREAS, the Company agrees to employ and/or continue employing Executive contingent upon Executive’s execution of this Agreement so that the Company’s business practices and confidential, proprietary, and trade secret information will be safeguarded.
NOW, THEREFORE, in consideration of Executive’s participation in the Company’s Key Executive Severance Plan (the “Plan”) and Executive’s eligibility to receive benefits under the Plan subject to the terms of the Plan and the individual participation letter entered into between Executive and the Company, the mutual covenants and promises therein, and other good and valuable consideration related to Executive’s employment, and with the intention of being legally bound, the parties agree as follows:
1.            Definitions.
1.1            “Competing Business” means any business which engages in the development, manufacture, production, sale, or distribution of any dog or cat food or treats, whether dry, fresh, refrigerated, frozen, or raw.
1.2            “Confidential Information” means any and all information, whether or not meeting the legal definition of a trade secret, containing and/or concerning: the Company’s projects, methodologies, business or vendor relationships, relationships with strategic or business partners, and all information and know-how (whether or not patentable, copyrightable or otherwise able to be registered or protected under laws governing intellectual property) owned, possessed, or used by the Company, including, without limitation, any invention, existing or future product, formula, method, manufacturing techniques and procedures, composition, compound, project, development plan, market research, vendor information, supplier information, customer lists or information, apparatus, equipment, trade secret, process, research, reports, clinical data, financial data, technical data, test data, know-how, computer program, software, software documentation, source code, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, patent applications, contracts, joint ventures, price, cost and personnel data, any trade names, trademarks and/or slogans.  Confidential Information does not include information that can be shown by documented evidence (x) to have become widely known to the public; (y) was rightfully in Executive’s possession or part of Executive’s general skill, knowledge, know how or experience prior to Executive’s employment with the Company; or (z) is disclosed to Executive without confidential or proprietary restriction by a third party who rightfully possesses the information, without confidential or proprietary restriction.  Notwithstanding anything to the contrary in this Agreement, however, Confidential Information includes any and all information that Company is obligated to maintain as confidential or that Company may receive or has received from others with any understanding, express or implied, that it will not be disclosed.
1.3            “Restricted Area” means any geographic area where the Company is actively engaged in business.
1.4            “Restricted Period” means during Executive’s employment and for the [●] month period immediately following Executive’s Termination.
1.5            “Termination” means the date of termination of Executive’s employment by either party howsoever arising and for any reason.
2.            Nature and Duties of Employment.
2.1            Executive agrees to: (i) devote the Executive’s full time and energy to the business and affairs of the Company; (ii) use the Executive’s best efforts, skills, and abilities to promote the interests of the Company; (iii) perform faithfully and to the best of the Executive’s ability all assignments of work given to the Executive by the Company; and (iv) comply with or abide by all policies, practices, procedures, and rules of the Company at all times.
2.2            Executive agrees to not enter into any agreement or perform any other work during the Executive’s employment with the Company that will prevent the Executive from fully complying with the terms of this Agreement or create a possible conflict of interest between the Executive and the Company.
2.3            Executive acknowledges that employment by the Company creates a relationship of confidence and special trust between Executive and the Company with respect to the use of Confidential Information, among other aspects of Executive’s employment relationship.  Executive acknowledges and agrees that this Agreement is not meant to imply or to constitute an employment contract for a specific term of employment and that the at-will status of Executive’s employment with the Company (as defined under applicable law, except to the extent otherwise expressly provided in a written agreement between the Executive and the Company) is not affected by this Agreement.
3.            Use of Confidential Information.
3.1            The parties recognize that the business of the Company and the nature of Executive’s employment will permit Executive to have access to Confidential Information of the Company, and such Confidential Information is the property of the Company, and that any unauthorized disclosure thereof may be highly prejudicial to their respective interests.  Executive acknowledges that Confidential Information has been and will continue to be created or established as a result of substantial efforts and expenditures on the part of the Company, and that it is not and will not be in the public domain.

3.2            Except as provided in Section 3.3, Executive shall maintain in secrecy all Confidential Information of the Company or any of its affiliates or their respective clients and will not, without the express written consent of a corporate officer of the Company, use, appropriate or reproduce Confidential Information or disclose or make available Confidential Information to any third party for any purpose other than the performance of the duties of Executive’s employment with the Company.  Upon Executive’s Termination for any reason, or any time the Company makes a request, Executive will deliver promptly to the Company all Confidential Information and all copies of Confidential Information or any analyses, compilations, summaries, studies, or other documents based, in whole or in part, upon the Confidential Information.  Upon the Company’s request, Executive shall certify in writing to the Company that no Confidential Information or any analyses, compilations, summaries, studies, or other documents based, in whole or in part, upon the Confidential Information, remains in Executive’s possession or control.
3.3            Nothing in this Agreement shall prohibit or restrict Executive from initiating communications directly with, responding to any inquiry from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a government agency or entity, or from making other disclosures that are protected under the whistle-blower provisions of state or federal law or regulation.  Executive does not need the prior authorization of the Company to engage in conduct protected by this subsection, and Executive does not need to notify the Company that Executive has engaged in such conduct.  Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.  In addition, nothing in this Agreement is intended to prevent Executive from exercising rights under Section 7 of the National Labor Relations Act (including without limitation assisting co-workers or former co-workers with workplace issues concerning the Company) or from communicating with others about Executive’s employment with the Company (including without limitation communicating with a union or the National Labor Relations Board).
4.            Assignment of Certain Rights.  In consideration of employment and other benefits of value, Executive, on Executive’s behalf and on behalf of Executive’s heirs and representatives, agrees to assign and transfer and hereby assigns and transfers to Company, its affiliates, successors and assigns, as applicable, all of Executive’s right, title and interest in and to any and all inventions, discoveries, developments, improvements, techniques, designs, data, processes, procedures, systems and all other work products, whether tangible or intangible, that Executive, either solely or jointly with others, has conceived, made, acquired, suggested, reduced to practice, or otherwise created during employment with Company, and which relate in any manner to any of the business, services or products, techniques, processes or procedures, products, designs, data or systems of Company and/or any of its affiliates.  Executive further agrees that, upon the termination of the employment of Executive for any reason, to immediately return any of the foregoing and any information or copies of information relating to any of the foregoing to Company.  Executive acknowledges that this Agreement does not require Executive to assign or offer to assign to Company any invention that Executive developed entirely on Executive’s own time without using Company’s equipment, supplies, facilities or trade secret information except for those inventions that: (i) relate directly to the business of Company; (ii) relate to Company’s actual or demonstrably anticipated research or development; or (iii) result from any work performed by Executive for Company.
4.1            Work for Hire:  For the avoidance of doubt, it is, and has always been, the intent and understanding of the parties that all work product created by Executive in the capacity as a [TITLE] to Company shall be considered a work made for hire under the Copyright Act, 17 USCA §101, et seq., and copyright and other rights in Executive’s work product, and all derivative works and/or any modifications and variations of the work product, have always and continue to vest solely in Company.  In the event it is deemed that Executive’s work product is not a work for hire, then this Agreement shall constitute an irrevocable, worldwide, complete and absolute assignment, in perpetuity, of any and all copyrights and any other rights, including any moral rights, which Executive may have acquired as a result of serving as a [TITLE] to Company. Executive agrees to provide reasonable assistance required to perfect the rights defined in this section, including completion of any additional paperwork for applications for copyright registrations.
5.            Return of Company Property.  The Company may require Executive at any time during Executive’s employment, and will require Executive on his or her date of Termination to: (i) return to the Company all equipment (including but not limited to computers, laptops, personal handheld devices. and mobile phones), monies, goods, samples, papers, documents, notes, manuals, data, tapes, software, access cards, base kit, travel kit,  team kit, credit cards, and other property; (ii) delete from Executive’s own computer equipment, mobile telephone or any other personal device (or personal email or cloud account, external drive or other form of data storage) any Confidential Information or intellectual property of the Company; and (iii) provide the Company with passwords and such other information as is necessary to enable or facilitate the Company’s access to Executive’s workplace computer equipment, mobile telephone, etc.
6.            Restrictive Covenants.
6.1            Non-Competition and Non-Employment with Customers:
(i)            Except as provided in Exhibit 1 (as applicable), Executive agrees that during Restricted Period, Executive will not, without the Company’s express written consent, directly or indirectly engage in or participate in any activity with a Competing Business in the Restricted Area, whether on Executive’s own account or as principal, partner, shareholder, director, Executive, consultant or in any other competitive capacity.  For the avoidance of doubt, this Section 6.1 does not prohibit Executive from purchasing for investment up to 5% of the total capital stock of a publicly traded company, mutual funds or retirement plan investments, and the foregoing provision only prohibits Executive from performing services of the type performed by Executive during the last twelve months of employment with Company and/or serving in a position where there is a substantial likelihood that Executive may use or share Confidential Information as part of their new role.
(ii)            Except as provided in Exhibit 1 (as applicable), Executive agrees that during the Restricted Period, Executive will not, without the Company’s express written consent, accept employment with any customer or client of the Company to whom Executive provided any services on behalf of Company during the last twelve months of employment with Company for the purpose of providing such customer or client services similar to the services Executive provided on behalf of the Company.

6.2            Non-Solicitation of Customers: Except as provided in Exhibit 1 (as applicable), Executive agrees that during the Restricted Period, Executive will not, directly or indirectly, contact, solicit, call-on, service, or accept any of the Company’s current or prospective customers or clients with whom Executive had direct contact or about whom Executive received Confidential Information during the last twelve months of employment with the Company.
6.3            Non-Solicitation of Employees: Except as provided in Exhibit 1 (as applicable), Executive agrees that during the Restricted Period, Executive will not, directly or indirectly, solicit, induce, recruit, encourage, take away, or hire (or attempt any of the foregoing actions) or otherwise cause (or attempt to cause) any employee or independent contractor of the Company to leave his/ her employment or engagement with the Company either for employment with Executive or with any other entity or person, or otherwise interfere with or disrupt (or attempt to disrupt) the em-ployment or service relationship between any such individual and the Company.  For the avoidance of doubt, this Section 6.3, does not prohibit Executive from hiring or engaging any individual who responds for a general solicitation or job posting that is not directed towards any specific individual or any employee or independent contractor of the Company.
7.            Severability.  In the event that any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.  Moreover, if any one or more of the provisions contained in this Agreement are held to be excessively broad as to duration, scope, geographic area, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.
8.            Remedies For Threatened or Actual Breach.  Executive agrees that in the event of a threatened or actual breach of Section 3 or Section 6, in whole or in part, the resulting damage would be irreparable and thus difficult or impossible to determine, and that, in any event, there would not be an adequate remedy at law to protect against or remedy any damage, even if money damages may be awarded.  Executive further acknowledges that Executive’s skills and knowledge are special, unique and extraordinary and that any breach or threatened breach of Section 3 or Section 6 would result in immediate and irreparable injury to the Company.  Executive therefore agrees that, in addition to any money damages or other equitable relief as may be deemed proper by a court or arbitrator of competent jurisdiction, the Company is entitled to immediately restrain and enjoin Executive from any activity in breach of this Agreement and/or in aid of arbitration, without the necessity of posting bond or other security, if such a breach occurs or is imminent or threatened.
9.            Survival of Rights.  The terms and conditions in Section 3, Section 4, Section 5, and Section 6 of this Agreement are necessary to protect the rights and interests of the Company and Executive and will survive the termination or expiration of this Agreement.  The terms and conditions of this Agreement providing for any activity following the effective date of termination or expiration of this Agreement will survive until such time as those terms and conditions have been fulfilled or satisfied.
10.            Acknowledgement and Effective Date.  Executive acknowledges receipt of a copy of this Agreement and agrees that all of Executive’s obligations under this Agreement will be binding upon Executive’s heirs, assigns and legal representatives.  This Agreement will be effective as of the date the Executive commenced or commences employment with the Company.

11.            Governing Law.  This Agreement and any disputes relating in any way to this Agreement will be construed and interpreted in accordance with and governed by the laws of the State of Delaware.  Subject to any agreement to arbitrate between the parties, with respect to this Agreement and any suit, action or other proceeding arising from or relating to this Agreement,, each party hereby submits itself for the sole purpose of this Agreement and any controversy arising under this Agreement to the exclusive jurisdiction of the federal or state courts (and any courts of appeal there from) located in the State of Delaware, and waives any objection to the jurisdiction, forum, or venue of such courts.
12.            Representations and Warranties.  Executive represents and warrants that: (i) Executive has the full capacity, power, right and authority to enter into this Agreement, to be legally bound by this Agreement and to fully perform Executive’s obligations under this Agreement; (ii) this Agreement is a valid and binding instrument and is binding upon Executive and Executive’s heirs, assigns and legal representatives; (iii) Executive has read this entire Agreement, understands it, and agrees that the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Company’s legitimate business interests; (iv) in executing this Agreement, Executive has not relied upon any representation or statement not set forth in this Agreement; (v) Executive has not and will not improperly use or disclose to the Company, or store on the Company premises or IT systems, computers or other devices, any trade secrets, confidential or proprietary information or material belonging to any previous employer; and (vi) there are no other agreements to which Executive is a party or is bound, or orders, judgments or decrees to which Executive is subject, that conflict with this Agreement or with Executive’s ability to perform Executive’s obligations under this Agreement.
13.            Entire Agreement.  This Agreement sets forth the complete understanding of the parties regarding the subject matter referred to in this Agreement, and supersedes all prior discussions and writings between the parties relating generally to the same subject matter with the exception of any agreement concerning confidentiality, which agreement will remain in full force and effect, and is hereby confirmed and ratified.  No amendment or modification of this Agreement will be valid or binding upon the parties unless in writing and signed by both parties.
This Agreement is executed by the parties as follows:
Freshpet, Inc.	[Executive]

Signed: __________________________________	Signed: __________________________________

Printed: __________________________________

Title:

EXHIBIT 1
CONTINGENT HOME COUNTRY OR STATE LAW MODIFICATIONS

The purpose of this Exhibit 1 to the Agreement is to modify certain terms of this Agreement, as described below, to the extent that Delaware law does not otherwise apply as set forth in Section 11 of the Agreement.  For the purpose of this Agreement, if Executive works for the Company in one of the countries or states identified below (each, an “Employment Jurisdiction”), the Agreement is subject to modification in accordance with all appropriate change(s) applicable for that country or state.  If Executive’s Employment Jurisdiction subsequently changes, then any modifications applicable to Executive’s new Employment Jurisdiction will control, and any change(s) applicable for Executive’s former Employment Jurisdiction will no longer control.  Executive understands that if Executive’s Employment Jurisdiction is not listed below then the Agreement will continue to apply as written with no changes made as a result of this Exhibit.  For the purposes of this Agreement, the Executive is a resident of or works in only one state at any given time.  The restrictions contained herein will continue for the duration of the Executive’s employment.
Alabama
Section 6.3 is removed and replaced with the following:
6.3 Non-Solicitation of Employees: Except as provided in Exhibit 1 (as applicable), Executive agrees that during the Restricted Period, Executive will not, directly or indirectly, solicit, induce, recruit, encourage, take away, or hire (or attempt any of the foregoing actions) or otherwise cause (or attempt to cause) any employee or independent contractor of the Company, who holds a position that is uniquely essential to the management, organization, or service of the business, to leave his/her employment or engagement with the Company either for employment with Executive or with any other entity or person, or otherwise interfere with or disrupt (or attempt to disrupt) the em-ployment or service relationship between any such individual and the Company.  For the avoidance of doubt, this Section 6.3, does not prohibit Executive from hiring or engaging any individual who responds for a general solicitation or job posting that is not directed towards any specific individual or any employee or independent contractor of the Company.
Georgia
Section 6.3 is removed and replaced with the following:
6.3 Non-Solicitation of Employees: Except as provided in Exhibit 1 (as applicable), Executive agrees that during the Restricted Period, Executive will not, directly or indirectly, solicit, induce, recruit, encourage, take away, or hire (or attempt any of the foregoing actions) or otherwise cause (or attempt to cause) any employee or independent contractor of the Company in the United States of America to leave his/her employment or engagement with the Company either for employment with Executive or with any other entity or person, or otherwise interfere with or disrupt (or attempt to disrupt) the em-ployment or service relationship between any such individual and the Company.  For the avoidance of doubt, this Section 6.3, does not prohibit Executive from hiring or engaging any individual who responds for a general solicitation or job posting that is not directed towards any specific individual or any employee or independent contractor of the Company.
Ireland
Section 1.3 is removed and replaced with the following:
1.3 “Restricted Area” means the area within which the Executive has provided services to the Company or its Affiliates.

Section 6.3 is removed and replaced with the following:
6.3 Non-Solicitation of Employees: This section only prohibits the Executive from directly or indirectly, soliciting, inducing, recruiting, encouraging, taking away, or hiring (or attempting any of the foregoing actions) or otherwise causing (or attempting to cause) any employee or independent contractor of the Company to leave their employment or engagement with the Company where that employee or independent contractor was a person with whom the Executive (and/or persons reporting to the Executive) dealt in the 18 months immediately prior to Termination and where that employee or independent contractor could materially damage the interests of the Company if that person were to be involved in any Competing Business.